Exhibit 10.57

MASIMO CORPORATION

2007 SEVERANCE PROTECTION PLAN

Participation Agreement for Rick Fishel

Personal & Confidential

Mr. Rick Fishel

40 Parker

Irvine, California 92618

Re:	Masimo Corporation 2007 Executive Severance Protection Plan
Participation Agreement

Dear Rick:

This letter relates to the 2007 Executive Severance Protection Plan (the “Plan”) that we, Masimo Corporation have adopted.

Through this letter, you are being offered the opportunity to become a participant in the Plan, and thereby to be eligible to receive the basic, change in control, and voluntary severance benefits described below. A copy of the Plan is attached to this letter. You should read it carefully and become comfortable with its terms and conditions, and those set forth below.

If you choose to sign below, you will be establishing a Participation Agreement within the meaning of the Plan, and you will thereby be acknowledging and agreeing to the following provisions:

(a)	that you have received and reviewed a copy of the Plan;

(b)	that terms not defined in this letter but beginning with initial capital letters shall have the meaning assigned to them in the Plan;

(c)	that your participation in the Plan requires that you agree irrevocably and voluntarily to the terms of the Plan and the terms set forth below; and

(d)	that you have had the opportunity to carefully evaluate this opportunity, and desire to participate in the Plan according to the terms and conditions set forth herein.

Subject to the foregoing, we invite you to become a “Participant” in the Plan. Your participation in the Plan will be effective upon your signing and returning this letter agreement to the Company within thirty (30) days of your receipt of this letter agreement.

NOW, THEREFORE, you and the Company (hereinafter referred to as “the parties”) hereby AGREE as follows:

1. If while the Plan and this Participation Agreement are in effect, you become entitled to a Basic Severance Benefit in accordance with Sections 2 and 4 of the Plan, then -

a)	your Basic Severance Benefit shall equal your annual salary (“Base Salary”) determined at the highest rate in effect during the one-year period before the date of your Covered Termination.

b)	You and your COBRA qualifying beneficiaries will be entitled to COBRA continuation coverage at the Company’s expense for a period of twelve months (12) following your Covered Termination. Thereafter, you will be entitled to continuation coverage at your own expense and only to the extent it is legally required under applicable federal or state law, notably COBRA. In addition, the Company shall make life insurance coverage over the first twelve months following your covered termination available for purchase by you.

c)	Notwithstanding the foregoing, if you commence new employment during the time that you are receiving any Basic Severance Benefit, any income or benefits that you receive from such new subsequent employment will offset and reduce (on a dollar for dollar basis) your Basic Severance Benefits payable from the date such new employment commences.

2. If while the Plan and this Participation Agreement are in effect, you become entitled to a Change in Control Severance Benefit in accordance with Sections 3 and 4 of the Plan, then you will receive whichever of the following is applicable, but not both of them.

a)	If your employment terminates on the date of a Change in Control specifically because your current job (taking into account your division level) was not offered to you on the date of such Change in Control, your Change in Control Severance Benefit shall equal the sum of (i) your Base Salary, and (ii) one times the average annual bonus over the last three years (“Average Bonus”). In addition, you will receive the welfare benefits described under Section 1.b) above.

b)	If you experience a Covered Termination on or after a Change in Control, during the Protected Period, for a reason other than as set forth in preceding paragraph 2.a), then your Change in Control Severance Benefit shall equal the sum of (i) two times your Base Salary, and (ii) one times your Average Bonus.

c)	You and your COBRA qualifying beneficiaries will be entitled to COBRA continuation coverage at the Company’s expense for a period of 12 months following the date of your Covered Termination. Thereafter, you will be entitled to continuation coverage at your own expense and only to the extent it is legally required under applicable federal or state law, notably COBRA. In addition, the Company shall provide you with Company paid life insurance for the first 12 months following your Covered Termination.

3. As a condition of receiving any Severance Benefits pursuant to the Plan and this letter agreement, you must sign all documents listed in Section 4 of the Plan.

4. In consideration of becoming eligible to receive the Severance Benefits provided under the terms and conditions of the Plan and this Participation Agreement, you agree to waive any and all rights, benefits, and privileges to severance benefits that you might otherwise be entitled to receive under any other oral or written plan, employment agreement or arrangement.

5. You understand that the waiver set forth in Section 4 above is irrevocable, and that this letter agreement and the Plan set forth the entire agreement between us with respect to any subject matter covered herein.

6. Subject to Section 12(b) of the Plan, this letter agreement shall terminate, and your status as a “Participant” in the Plan shall end, on the first to occur of -

a)	your termination of employment other than pursuant to a “Covered Termination” as defined in Section 2(d)(i) of the Plan; or

b)	the Sponsor’s termination of the Plan before you become entitled to Severance Benefits as the result of a termination of your employment, including a Covered Termination.

7. While the Plan and this Participation Agreement are in effect, you acknowledge that if you decide to voluntarily resign, you will give the Company six (6) months notice.

8. As a condition for receiving benefits under the Plan and this letter agreement, you agree that the Committee may reduce your Plan benefits to avoid triggering any “excess parachute payments” under Section 280G of the Code.

9. If any provision of the Plan, or of this Participation Agreement, is determined to be unlawful, invalid or unenforceable, such provision shall be deemed severed from the Plan or this Participation Agreement, respectively, but every other provision of the Plan or of this Participation Agreement shall remain in full force and effect. In substitution for any provision of the Plan or this Participation Agreement being held unlawful, invalid or unenforceable, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the fullest extent permissible under law.

10. You recognize and agree that your execution of this letter agreement results in your enrollment and participation in the Plan, that you agree to be bound by the terms and conditions of the Plan and this letter agreement, and that you understand that this letter agreement may not be amended or modified except pursuant to Section 12 of the Plan.

The “Company”:
Dated: January 11, 2008
MASIMO CORPORATION

	By	/s/ Joe E. Kiani
Joe E. Kiani,
Chief Executive Officer and Chairman of the Board of Directors

ACCEPTED AND AGREED TO this 11th day of January, 2008.

Rick Fishel

/s/ Rick Fishel
Your Signature